UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   August 17, 2015

First Acceptance Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-12117	75-1328153
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3813 Green Hills Village Drive
Nashville, Tennessee	37215
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:     (615) 844-2800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01  Other Events.

Settlement of Certain Litigation

First Acceptance Corporation (the “Company”) is currently subject to two suits, Lykins, et al v. First Acceptance Corporation and Thompson, et al v. First Acceptance Corporation.   These suits both alleged that the Company violated the Fair Labor Standards Act by misclassifying its insurance agents as exempt employees.  Accordingly, the plaintiffs were seeking unpaid wages, overtime, liquidated damages, attorneys’ fees and costs.

On August 17, 2015, solely to avoid the costs, risks and uncertainties inherent in litigation, the Company and representatives of the plaintiffs entered into a memorandum of understanding (“MOU”) regarding a proposed settlement of all claims asserted in both actions. The MOU provides, among other things, that the parties will seek to enter into a stipulation of settlement providing for the release and dismissal of all asserted claims in exchange for an aggregate payment $3.2 million by the Company (the "Stipulation of Settlement"). The Stipulation of Settlement, if and when completed, will be filed with the court and will be subject to the court’s approval.

Forward-Looking Statements Disclaimer

Statements contained in this Current Report on Form 8-K that are not historical facts are forward-looking statements. These forward-looking statements can be identified by the use of words such as “will,” “seek,” “subject to” and similar expressions that do not relate to historical matters. These forward-looking statements are subject to known and unknown risks and uncertainties that can cause actual results to differ materially from those currently anticipated, due to a number of factors that include, but are not limited to, the ability to enter into, and the court’s approval of, the Stipulation of Settlement.  Additional risks are discussed in the Company’s filings with the Securities and Exchange Commission from time to time, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2014. The Company expressly disclaims any responsibility to update or revise forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

First Acceptance Corporation,
a Delaware corporation

Date: August 21, 2015	By:	/s/ BRENT J. GAY
		Name:	Brent J. Gay
		Title:	Chief Financial Officer